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                                                                   Exhibit(h)(1)
                       TRANSFER AGENT SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of this ___ day of ________, 2001, by and between CCMA Select Investment Trust, a Delaware business trust (the "Trust") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (the "FMFS").

     WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio;

     WHEREAS, FMFS is a limited liability company and, among other things, is in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

     WHEREAS, the Trust desires to retain FMFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A attached hereto, (each hereinafter referred to as a "Fund") as may be amended from time to time.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and FMFS agree as follows:

1.   APPOINTMENT OF TRANSFER AGENT

     The Trust hereby appoints FMFS as Transfer Agent of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.   DUTIES AND RESPONSIBILITIES OF FMFS

     FMFS shall perform all of the customary services of a transfer agent and dividend disbursing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) in accordance with the procedures set forth in each Fund's prospectus and statement of additional information relating to shares of such Fund as in effect from time to time (together the "Prospectus"), including but not limited to:

     A.   Receive orders for the purchase of shares;

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     B    Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

     C. Arrange for issuance of shares obtained through transfers of funds from shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by Prospectus;

     D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian;

     E. Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders;

     F. Process transfers of shares in accordance with the shareholder's instructions;

     G. Process exchanges between Funds and/or classes of shares of Funds both within the same family of Funds and with a Firstar Money Market Fund, if applicable, as described from time to time in a Fund's prospectus;

     H. Cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or surety bond;

     I. Prepare and transmit payments for dividends and distributions declared by the Trust with respect to each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions;

     J. Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

     K. Record the issuance of shares of each Fund and maintain, pursuant to Rule 17 Ad-10(e) promulgated under the "Securities Exchange" Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of each Fund which are authorized, issued and outstanding; and perform such services as required under Rule 17 Ad-17 under the Exchange Act;

     L. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

     M.   Mail shareholder reports and prospectuses to current shareholders;

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     N.   Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

     O. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust;

     P. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable Federal tax laws and regulations;

     Q. Provide a Blue Sky System that will enable the Trust to monitor the total number of shares of each Fund sold in each state. In addition, the Trust or its agent, including FMFS, shall identify to FMFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of FMFS for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust or its agent;

     R. Answer correspondence from shareholders, securities brokers and others relating to FMFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between FMFS and the Trust.

     S. Reimburse each Fund each month for all material losses resulting from "as of" processing errors for which FMFS is responsible in accordance with the "as of" processing guidelines set forth in the attached Exhibit B.

3.   COMPENSATION

     The Trust agrees to pay FMFS for the performance of the duties listed in this agreement as set forth on Exhibit C attached hereto; the fees and out-of-pocket expenses include, but are not limited to the following: printing, postage, forms, stationery, record retention (if requested by the Trust), mailing, insertion, programming (if requested by the Trust), labels, shareholder lists and proxy expenses.

     These fees and reimbursable expenses may be changed from time to time subject to mutual written agreement between the Trust and FMFS.

     The Trust, agrees to pay all fees and reimbursable expenses within thirty
     (30) calendar days following the receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify FMFS in writing with thirty (30) calendar days following receipt of each invoice if the Corporation is disputing any amounts is good faith.

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     The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree on the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date.

     Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid out of assets and property of the particular Fund involved.

4.   REPRESENTATIONS OF FMFS

     FMFS represents and warrants to the Trust that:

     A. It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

     B.   It is a registered transfer agent under the Exchange Act.

     C. It is duly qualified to carry on its business in the State of Wisconsin;

     D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

     E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

     F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

     G. It will comply in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

5.   REPRESENTATIONS OF THE TRUST

     The Trust represents and warrants to FMFS that:

     A. The Trust is an open-ended diversified investment company under the 1940 Act;

     B. The Trust is a business trust organized, existing, and in good standing under the laws of Delaware;

     C. The Trust is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement;

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     D.   All necessary proceedings required by the Declaration of Trust have been taken to authorize it to enter into and perform this Agreement;

     E. The Trust will comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

     F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

6.   PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

     A. FMFS shall exercise reasonable care and act in good faith in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to FMFS' refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care and acted in good faith in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction authorized by the Trust and provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

          FMFS shall indemnify and hold the Trust, its officers, trustees and agents harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which the Trust, its officers, trustees and agents may sustain or incur or which may be asserted against the Trust, its officers, trustees and agents by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's

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          refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall promptly take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will promptly make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have contingency plans that are consistent with industry standards with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

          Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     C. FMFS agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, or from the Trustees or any individual Trustee of the Trust or from any agent of the Trust.

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7.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     Further, FMFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Graham-Leach-Bliley Act (the "Act") and Regulation S-P, as may be modified from time to time. Notwithstanding the foregoing, FMFS will not share any nonpublic personal information as defined under Regulation S-P concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act and Regulation S-P.

8.   TERM OF AGREEMENT; AMENDMENT; ASSIGNMENT

     This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. All representations in Section 7 of this Agreement shall survive the termination of this Agreement.

     This Agreement and any right or obligation hereunder may not be assigned by either party without the prior written consent of the other party. This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof, whether oral or written.

9.   RECORDS

     FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

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10.  GOVERNING LAW

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

11.  DUTIES IN THE EVENT OF TERMINATION

     In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement (collectively, the "Records") in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, and other data by such successor. In the event of termination due to the material default of FMFS under the terms of this Agreement, transfer of the Records to FMFS' successor shall be at the expense of FMFS.

12.  NOTICES

     Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
     Notice to FMFS shall be sent to:

     Firstar Mutual Fund Services, LLC
     615 East Michigan Street
     Milwaukee, WI 53202

     and notice to the Trust shall be sent to:

     CCMA Select Investment Trust
     190 South LaSalle Street, Suite 2800
     Chicago, IL 60603
     Attn: Douglas Peabody

13.  ADDITIONAL FUNDS

     In the event the Trust establishes additional series or classes of shares than those listed on the attached Exhibit A, and the Trust desires to have FMFS act as Transfer Agent to such series or class under the terms hereof; the Trust shall so notify FMFS in writing and, if

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     FMFS agrees in writing to provide such services, such series or class shall be covered by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

CCMA Select Investment Trust                FIRSTAR MUTUAL FUND SERVICES, LLC


By:                                         By:
   -----------------------------------         ------------------------------


Title:                                      Title:
      -------------------------------             ---------------------------

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                                                                       EXHIBIT A
                           CCMA Select Investment Trust

CCMA Select Money Market Fund
CCMA Select International Core Equity Fund

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                                                                       EXHIBIT B

            FIRSTAR MUTUAL FUND SERVICES, LLC AS OF PROCESSING POLICY

     Firstar Mutual Fund Services, LLC (FMFS) will reimburse the Fund(s) for any net material loss that may exist on the Fund(s) books and for which FMFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. FMFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. FMFS will notify the advisor to the Fund(s) on the daily share sheet of any losses for which the advisor may be held accountable.

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                                                                       EXHIBIT C

                                  FEE SCHEDULE

Shareholder Account Fee (Subject to Minimum)
    No-Load - $15.00 per account
    Load Fund -$16.00 per account
    Money Market - $21.00 per account

Annual Minimum
    I Class - $12,000
    I Class - Money Market-$15,000
    A Class - $28,000 first class, $15,000 each additional class

Plus 1 basis point per year - non-I class assets

Activity Charges
    Telephone Call - $1.00 per call
    Draft Check Processing - $1.00 per draft
    Daily Valuation Trades - $6.75 per trade
    ACH Shareholder Services
        $125.00 per month per fund group
        $ .50 per ACH item, setup and/or change
        $5.00 per correction, reversal, return item

Plus out-of-pocket expenses, including but not limited to:
  Telephone-toll-free lines
  Postage
  Stationery, Envelopes
  Programming, Special Reports
  Insurance
  Record Retention
  Microfilm/fiche of records
  Proxies, Proxy Services
  ACH fees
  NSCC charges
  All other out-of-pocket expenses
  Extraordinary services - quoted separately
      Conversion Estimate -TBD, if necessary

                          SERVICE CHARGES TO INVESTORS

Qualified Plan Fees (Billed to Investors)
$12.50 per qualified plan account (Capt $25.00 per SSN)
$5.00 per education IRA account (Cap at $25.00 per SSN)
$15.00 per transfer to successor trustee
$15.00 per distribution to participant (Excluding SWPs)
$15.00 per refund of excess contribution

Additional Shareholder Fees (Billed to Investors)
 $15.00 per outgoing wire transfer
 $15.00 per overnight delivery
 $5.00 per telephone exchange
 $25.00 per return check or ACH
 $25.00 per stop payment
 $5.00 per research request (For requested items of the
 second calendar year [or previous] to the request)(Cap at
 $25.00)

Fees and out-of-pocket expenses are billed to the fund monthly